Exhibit 99.1

Vicor Corporation Second Quarter Results

    ANDOVER, Mass.--(BUSINESS WIRE)--July 18, 2005--Vicor Corporation (NASDAQ: VICR) today reported its financial results for the second quarter ended June 30, 2005. Revenues for the quarter were $47,079,000 compared to $45,374,000 for the corresponding period a year ago. Revenues for the quarter included a non-recurring royalty payment under a settlement agreement of $2,500,000, as discussed below. Net income for Q2 was $89,000, or $.00 per diluted share, after inventory charges of $2,764,000 and a contingency fee of $250,000, as discussed below, compared to net income of $61,000, or $.00 per diluted share, in Q2 2004.
    For the six months ended June 30, 2005 revenues increased to $90,259,000 from $87,895,000 for the same period of 2004. The Company reported net income for the period of $128,000, or $.00 per diluted share compared to a net loss of $1,129,000 or ($.03) per diluted share in 2004.
    The book-to-bill ratio for Q2 was 0.99:1. The backlog at the end of Q2 was $39.9 million compared to $36.3 million at the end of 2004. Gross margin was 38.4%, compared to 38.3% in Q2 2004.
    During the quarter, the Company concluded a settlement agreement with Lambda Electronics, Inc., one of the defendants in the reset patent litigation, under which the Company received a payment of $2.5 million. A $250,000 contingency fee was paid by the Company to its litigation counsel and is reported under Sales and Administration expenses.
    During the quarter, the Company provided additional reserves of approximately $1.6 million for potential obsolete inventory arising primarily from the European Union Restriction of Hazardous Substances ("RoHS") initiative and the conversion of 2nd Gen. products to the FasTrak platform. In addition, the Company identified other slow-moving and potential obsolete inventory of approximately $1.2 million, of which $0.3 million related to raw material inventories in support of pilot production of V-I Chips.
    Commenting on the quarter and 2005, Vicor's CEO Patrizio Vinciarelli noted: "The Q2 book-to-bill ratio reflects a drive by customers to minimize inventory levels and lead times. This trend reduces visibility for near term demand. Assuming a favorable resolution of uncertainties clouding the economic outlook for capital equipment, we expect modest revenue growth for the balance of 2005."
    "Continued efficiencies and productivity improvements in our Brick business unit yielded improved gross margins, exclusive of the inventory reserve adjustments, in Q2. Assuming sustained demand levels, further improvement in gross margin and profitability should result from completing the transition of all 2nd Gen. products to the FasTrak platform."
    Vinciarelli went on to say: "During the second quarter, the V-I Chip and Picor business units advanced their respective product plans and nurtured relationships with major OEM customers in the Automotive, Consumer Electronics, Communications and Information Technology markets. V-I Chip and Picor are actively recruiting key individuals to contribute to the next phase of their evolution."
    Depreciation and amortization in the quarter was $4.2 million and capital additions were $1.2 million. For the first six months of 2005 depreciation and amortization was $8.7 million and capital additions were $2.6 million. This compares to $10.6 million and $2.2 million, respectively for the first six months of 2004. Cash and short-term investments were $119.7 million, an increase of $6.9 million from the end of the first quarter. During the quarter, Vicor repurchased 134,300 shares of its Common Stock for approximately $1.4 million. Approximately $21.6 million remains available in the authorized stock buy-back plan.
    Vicor's Board of Directors has approved an annual cash dividend for 2005 of $.12 per share of the Company's stock. The dividend is payable on August 31, 2005 to shareholders of record at the close of business on August 11, 2005. Dividends are declared at the discretion of the Company's Board of Directors and depend on actual cash from operations, the Company's financial condition and capital requirements and any other factors the Company's Board of Directors may consider relevant.
    For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

    Earnings Conference Call

    Vicor will be holding its investor conference call, today, Monday, July 18, 2005 at 5:00 p.m. Eastern Daylight Time. Shareholders interested in participating in the call, should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 50416412. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through August 1, 2005. The replay dial-in number is 888-286-8010 and the Passcode is 27208467. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

    This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "should," "plans," "expects," "anticipates," "believes," "continue," "estimate," "prospective," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop and market new products and technologies cost-effectively, to leverage design wins into increased product sales, to decrease manufacturing costs, to enter into licensing agreements that amplify the market opportunity and accelerate market penetration, to realize significant royalties under license agreements, to achieve a sustainable increased bookings rate over a longer period, to hire key personnel and build our business units, and to successfully leverage the V-I Chips in standard products to promote market acceptance of Factorized Power, factors impacting the company's various end markets, including Consumer Electronics, Communications, Information Technology and Automotive, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

    Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.


VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                     QUARTER ENDED   SIX MONTHS ENDED
                                      (Unaudited)       (Unaudited)

                                   ----------------- -----------------
                                   JUNE 30, JUNE 30, JUNE 30, JUNE 30,
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------

Net revenues:
          Product                  $44,579  $45,374  $87,759  $87,520
          License                    2,500        0    2,500      375
                                   -------- -------- -------- --------
                                    47,079   45,374   90,259   87,895
Cost of sales                       29,000   27,994   55,135   55,515
                                   -------- -------- -------- --------
          Gross margin              18,079   17,380   35,124   32,380

Operating expenses:
          Sales & administration    10,387   10,607   20,491   20,785
          Research & development     7,380    6,505   14,476   12,448
                                   -------- -------- -------- --------
             Total operating
              expenses              17,767   17,112   34,967   33,233

Income (loss) from operations          312      268      157     (853)
                                   -------- -------- -------- --------

Other income (expense), net            183       94      677      309
                                   -------- -------- -------- --------

Income (loss) before income taxes      495      362      834     (544)

Provision for income taxes            (406)    (301)    (706)    (585)
                                   -------- -------- -------- --------

Net income (loss)                      $89      $61     $128  ($1,129)
                                   ======== ======== ======== ========

Net income (loss) per share:
           Basic                     $0.00    $0.00    $0.00   ($0.03)
           Diluted                   $0.00    $0.00    $0.00   ($0.03)

Shares outstanding:
           Basic                    41,795   42,049   41,888   41,983
           Diluted                  41,938   42,344   42,027   41,983



VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)


                                                JUNE 30,     DEC 31,
                                                  2005        2004
                                               (Unaudited) (Unaudited)
                                               ----------- -----------
Assets

Current  assets:
        Cash and cash equivalents                 $55,423     $36,277
        Short-term investments                     64,282      77,371
        Accounts receivable, net                   26,285      23,359
        Inventories, net                           20,763      26,229
        Deferred tax assets                         2,497       2,497
        Other current assets                        3,112       2,245
                                               ----------- -----------
                  Total current assets            172,362     167,978

Property and equipment, net                        61,129      67,001
Other assets                                       10,136       9,903
                                               ----------- -----------

                                                 $243,627    $244,882
                                               =========== ===========

Liabilities and Stockholders' Equity

Current liabilities:
        Accounts payable                           $6,723      $5,806
        Accrued compensation and benefits           4,577       4,265
        Other accrued liabilities                   9,094       9,488
                                               ----------- -----------
                 Total current liabilities         20,394      19,559

Deferred income taxes                               3,113       3,173
Minority interests                                  1,848       1,527

Stockholders' equity:
        Capital stock                             150,100     149,302
        Retained earnings                         176,897     176,769
        Treasury stock                           (108,725)   (105,448)
                                               ----------- -----------
                 Total stockholders' equity       218,272     220,623
                                               ----------- -----------

                                                 $243,627    $244,882
                                               =========== ===========


    CONTACT: Vicor Corporation
             Mark A. Glazer, 978-470-2900
             Chief Financial Officer